Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Savings Plan Committee
Wyeth Union Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated October 16, 2009 (File No. 333-162521) of our report dated June 26, 2013, relating to the statement of net assets available for plan benefits of the Wyeth Union Savings Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2012, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Wyeth Union Savings Plan.

/s/ KPMG LLP

Memphis, Tennessee

June 26, 2013

17